Exhibit 99.1


CUBIC ENERGY, INC.
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PRESS RELEASE

For Immediate Release: February 7, 2006         Information:  Tate Wallen
Website: www.cubicenergyinc.com                               Investor Relations
E-mail:  ir@cubicenergyinc.com                                (972)-686-0369



CUBIC ENERGY, INC. ANNOUNCES ACQUISITION OF ADDITIONAL COTTON VALLEY ACREAGE
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DALLAS, TX - February 7, 2006 - Cubic Energy, Inc., (OTCBB:QBIK) ("Cubic" or the
"Company") announced today it has entered into a purchase agreement with Tauren Exploration, Inc. ("Tauren") whereby the Company has acquired from Tauren certain Cotton Valley leasehold interests (approximately 11,000 gross acres; 5,000 net acres). The acquisition was funded through the issuance of $5.5 million in 12.5% senior secured debt. A portion of such debt (approximately $1.8 million) was used to retire the Company's prior outstanding senior debt.

Pursuant to the purchase agreement, Tauren, an exploration and production company wholly-owned by Calvin Wallen III, sold to Cubic a 35% working interest in approximately 2,400 acres and a 49% working interest in approximately 8,500 acres which are located in DeSoto and Caddo Parishes, Louisiana, along with an associated Area of Mutual Interest (AMI) and the right to acquire at "cost" a 70% working interest in all additional mineral leases obtained by Tauren in the AMI; in exchange for: cash of $3.5 million, 2.5 million shares of unregistered Cubic stock, a short-term note in the amount of $1.3 million (convertible into Cubic stock at $0.80/share) and a drilling credit of $2.1 million. Cubic also received an exclusive 60-day option to purchase a working interest in an additional 2,160 net acres in the aforementioned leasehold in exchange for issuing to Tauren a long-term subordinated note of $1.5 million and an additional drilling credit of $2.4 million. To exercise this option, Cubic will be required to raise additional capital.

The aforementioned transaction was approved by a special committee of the Board of Directors which excluded Mr. Wallen, and was supported by a fairness opinion obtained from independent financial counsel.

James L. Busby, Chief Financial Officer of Cubic stated: "This acquisition provides Cubic with significant and highly coveted Cotton Valley acreage in Northwest Louisiana. We expect to exercise our option and continue to increase our leasehold position in this exciting area."

The Company also stated that a portion of the acquisition acreage, consisting of a 35% interest in 4 contiguous sections, is adjacent on the North side of the Company's existing Bethany Longstreet acreage where Cubic has recently drilled the S.E. Johnson 20 #1.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

 This press release includes statements, which may constitute "forward-looking"
   statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies'
 products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the "Securities and Exchange Commission". By making these forward-looking statements, the companies undertake no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that the transactions discussed in this press release will be consummated.